CONSULTING AGREEMENT

THIS AGREEMENT made the 1st day of July 2002.

BETWEEN:

Entrée Resources Inc., a company incorporated under the laws of the Province of British Columbia having an office at c/o 2100 - 1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3;

(the "Company")

AND:

Greg Crowe, of 1679 Eaglecliff Road, Box 253, Bowen Island, British Columbia, V0N 1G0;

(the "Consultant")

WHEREAS:

A. The Company has agreed to engage the Consultant to provide the Services and the Consultant has agreed to provide such Services, 'in accordance with the terms and conditions contained herein;

B. The Consultant is an independent contractor and is not an employee of or partner or joint venturer with the Company;

C. The Company has also requested that the Consultant enter into this Agreement in order to protect the proprietary interests of the Group and the Consultant has agreed to do so, to specify the obligations that the Consultant has agreed to accept as a condition of the Consultant being engaged to provide the Services;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, the following words and expressions have the following meanings unless the context otherwise requires:

(a) "Agreement" means this consulting agreement and schedules attached to this consulting agreement, as amended or supplemented from time to time.

(b) "Associates" has the meaning given to that term under subsection 1.1(g).

(c) "Board" means the board of directors of the Company.

(d) "Business" means (i) the acquisition, exploration and development of mineral properties in Mongolia; and (ii) any other material business carried on from time to time by the Company or another member of the Group.

(e) "Commencement Date" means July 1, 2002.

(f) "Competitive Business" means a Person engaged in the business of acquiring, exploring or developing, directly or indirectly, a mineral property with the same type of mineral deposits as are found on one of the Properties and that is located within 50 kilometres of the outer boundaries of such Property.

(g) "Confidential Information" means trade secrets and other information, in whatever form or media, in the possession or control of a member of the Group, which is owned by a member of the Group or by one of its clients or suppliers or a third party with whom a member of the Group has a business relationship (collectively, the "Associates"), and which is not generally known to the public and has been specifically identified as confidential or proprietary, or its nature is such that it would generally be considered confidential in the industry in which the Group and its Associates operate, or which a member of the Group is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following: (i) confidential or proprietary facts, materials and other information related to the Properties or the Business, including all related developmental or experimental work or research, related documentation owned or marketed by a member of the Group and related maps, drill cores, assays, drill logs, geological data, technical data, technical procedures and proprietary techniques to select properties of interest, the locations of potential prospects, reports, models, programs and test results, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, prototypes and patterns; (ii) information regarding the Group's business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of each member of the Group; (iii) the names of the Group's Associates and the nature of the Group's relationships with such Associates; and (iv) technical and business information of or regarding the Group's Associates. Confidential Information does not include information that is or becomes generally available to the public without the fault of the Consultant or that the Consultant can establish, through written records, was in Ms possession prior to its disclosure in connection with the consulting relationship.

(h) "Group" means the Company and its affiliates (as such term is defined in the Company Act (British Columbia)).

(i) "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(j) "Properties" means all (i) mineral property interests held by a ember of the Group from time to time, either directly or indirectly, through leases, options, working interests or otherwise; and (ii) prospective mineral property interests being actively sought by a member of the Group from time to time, and "Property" means any one of the Properties.

(k) "Services" means (i) acting as a director of the Company; (ii) performance of the normal duties and responsibilities of a President of a publicly traded mining exploration company; and (iii) performance of such other duties and responsibilities as the Board may reasonably request.

(1) "Term" has the meaning given to that ten-n under section 5.1.

1.2 Entire Agreement

This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

1.3 Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.4 Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement. The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

1.5 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province.

ARTICLE 2

ENGAGEMENT

2.1 Engagement

The Company hereby engages the Consultant to provide the Services to the Company, and the Consultant hereby covenants and agrees to provide such Services to the Company, subject to the terms and conditions of this Agreement. In providing the Services to the Company, the Consultant will:

(a) act honestly and in good faith in what the Consultant reasonably believes to be in the best interests of the Company;

(b) exercise the degree of care, diligence and skill that a reasonably prudent Consultant would exercise in comparable circumstances; and

(c) generally use his best efforts to promote the business and interests of the Company.

2.2 Business of the Group

The Consultant will not, during the Term of this Agreement, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business.

2.3 Devotion of Time

The Consultant will devote no less than 50% of his time to providing the Services during July 2002 and August 2002, at such times and places as may be required by the Company and agreed to by the Consultant. Thereafter during the remainder of the Term, the Consultant will devote no less than 90% of his time to providing the Services, at such times and places as may be required by the Company and agreed to by the Consultant. While providing the Services, the Consultant will give the Company the full benefit of his knowledge, expertise and ingenuity.

2.4 Fee

For Services rendered during July 2002 and August 2002, the Company will pay to the Consultant a fee at the rate of $3,541.67 per month. Thereafter during the Term, the Company will pay to the Consultant a fee at the rate of $7,083.33 per month. The Company will also pay to the Consultant GST on the fee, once the Consultant ceases to be a "small supplier" in accordance with section 2.12 of this Agreement. The Consultant will submit an invoice to the Company on the 15th and last day of each month (or if such day is not a business day, then on the next business day thereafter) and the Company will pay to the Consultant the fee and GST, if any, by cash or cheque, immediately upon receipt of the invoice.

2.5 Benefits

The Company will obtain medical 'insurance, international medical insurance, extended health and dental insurance, life and accident insurance coverage for the Consultant at the Company's sole expense.

2.6 Stock Option

Immediately following the adoption of a formal stock option plan (the "Plan"), and subject to Board and regulatory approval, the Company will award to the Consultant an option to purchase up to 750,000 Common shares of the Company, at a price established in accordance with the requirements of the TSX Venture Exchange (the "Exchange"). The right to purchase 6/36th of the Common shares subject to the option will vest sixth months following the Commencement Date. The right to purchase an additional 1/36th of the Common shares will vest every month thereafter. Notwithstanding the foregoing, no further portions of the option will vest after the termination of this Agreement in accordance with Article 5, unless the Consultant will otherwise be a director, officer, employee or consultant of the Company subsequent to such termination. The option will be exercisable for a period of five years, subject to earlier termination in accordance with the terms of the Plan. The option will be granted under, and will be subject to, the terms and conditions of the Plan and the rules and restrictions of the Exchange and other regulatory authorities.

2.7 Common Shares

Subject to the terms and conditions of this section, the Company will cause to be issued or transferred to the Consultant 1,250,000 Common shares of the Company, which will be held in escrow in accordance with the requirements of the Exchange and other regulatory authorities. The night to 6/36ths of the Common shares will vest on the date that is six months following the Commencement Date. The right to an additional 1/36th of the Common shares will vest every month thereafter. Notwithstanding the foregoing, no right to further Common shares will vest after the termination of this Agreement in accordance with Article 5, unless the Consultant will otherwise be a director, officer, employee or consultant of the Company subsequent to such termination.

2.8 Automatic Acceleration of Vesting

Subject to any restrictions or requirements imposed upon the Company by the Exchange or another regulatory authority, if any person or combination of persons at arm's length to the Group acquires or becomes the beneficial owner of, directly or indirectly, 100% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect, then the right to purchase all of the Common shares subject to the option under section 2.6 and the right to all of the Common shares under section 2.7 will vest immediately.

2.9 Discretionary Acceleration of Vesting

Provided the Board has obtained the written consent of holders of not less than 50% of the voting securities of the Company, and subject to any restrictions or requirements imposed upon the Company by the Exchange or another regulatory authority, the Board may, at any time and from time to time in its sole discretion (i) cause the right to purchase the Common shares subject to the option under section 2.6 and/or the right to the Common shares under section 2.7 to vest immediately, in full or in part; or (ii) accelerate the vesting schedule set out in section 2.6 and/or section 2.7.

2.10 Expenses

The Consultant will be reimbursed for all reasonable travelling and other out-of-pocket expenses actually and properly incurred by the Consultant personally in connection with the Services, provided that the Consultant first submits to the Company detailed invoices and supporting documentation acceptable to the Company, acting reasonably, and provided that the Consultant obtains written Board approval prior to personally incurring any expense in excess of $15,000. The Consultant will invoice the Company for such expenses monthly in arrears. All invoices submitted in accordance with the foregoing will be payable by the Company within 15 days of the date of each such 'invoice. The Consultant agrees that with regard to air travel, the most economical fare available will be utilized on scheduled airlines.

Notwithstanding the foregoing, from time to time the Company may advance to the Consultant such amounts as the Board may determine in its sole discretion against reasonable travelling and out-of-pocket expenses that the Consultant may actually and properly incur in connection with business trips to Mongolia. The Consultant agrees that the Consultant will furnish a detailed invoice and receipts or vouchers for all such expenses to the Company upon the Consultant's return from such trips. Any excess left over from any advance will be applied towards future invoices. Any deficit will be payable by the Company within 15 days of the date of the invoice.

2.11 Consultant Not Employee

The parties agree that the Consultant is not an employee of the Company and, as such, save as required by law, there will be no deductions for any statutory withholdings including, without limitation, income tax, Canada Pension Plan, Unemployment Insurance or Workers' Compensation.

2.12 GST and Indemnity

The Consultant agrees that at such time as the Consultant ceases to be a "small supplier", as such term is defined by the Canada Customs and Revenue Agency, the Consultant will register for goods and services tax and collect and remit all goods and services tax required to be collected and remitted by the Consultant in connection with providing the Services to the Company. The Consultant will defend, indemnify and save harmless the Company from and against all liability that the Company may incur to any authority for source deductions, goods and services tax, provincial sales tax and any other remittance obligations arising with respect to payments to the Consultant pursuant to this Agreement.

2.13 No Partnership

This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association that would impose liability upon one party for any act or failure to act by the other party.

ARTICLE 3

CONFIDENTIAL INFORMATION

3.1 General Obligation of Confidentiality

The Consultant acknowledges that the Confidential Information consists entirely of trade secrets, confidential and proprietary information that is the exclusive property of a member of the Group or an Associate from whom a member of the Group has obtained its rights. The Consultant will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to the consulting relationship, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company's directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company. The Consultant will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. The Consultant acknowledges and agrees that nothing contained in this Agreement will be construed as an assignment to the Consultant of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Group and the Associates from whom the Group has obtained its rights. All documents containing Confidential Information are the property of the Group. Without limiting the generality of the foregoing, the Consultant hereby transfers to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

3.2 Use of Confidential Information

The Consultant agrees that at all times during and subsequent to the consulting relationship with the Company, he will not use any of the Confidential Information in any manner except as reasonably required for the Consultant to provide the Services.

3.3 Prohibition on Copying

The Consultant will not copy or reproduce the Confidential Information except in the course of the consulting relationship with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

3.4 Injunctive Relief

The Consultant acknowledges that irreparable harm may result to the Group if the Consultant breaches his obligations under this Article or Article 4. The Consultant acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

ARTICLE 4

RESTRICTIONS

4.1 Confidential Information of Others

The Consultant hereby represents and war-rants to the Company that neither the execution nor the delivery of this Agreement will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with or violate any contract to which the Consultant is a party or is subject to or by which the Consultant is bound or from which he derives benefit. The Consultant covenants that he will not improperly use or disclose any confidential or proprietary information of his former or current employers, partners, principals, co-venturers or customers and that he will not bring onto the Company's premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Consultant will not violate any nondisclosure or proprietary rights agreement that the Consultant has signed with any person or entity prior to his execution of this Agreement, or knowingly infringe the intellectual property rights of any third party during the consulting relationship.

4.2 Restrictions

The Consultant agrees to comply with all of the restrictions set forth below at all times during any consulting or employment relationship with the Company, and for a period of one year after the termination of such relationship (regardless of which party terminates the relationship and regardless of the reason for such termination, if any):

(a) the Consultant will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in a Competitive Business without the prior written consent of the Company. The foregoing will not prevent the Consultant from holding any class of publicly held shares of a company, partnership or other organization provided that the Consultant, alone or in conjunction with any other Person, will not directly or indirectly hold more than 10% of the shares of any such class;

(b) the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business of the Group or any customers with whom the Group has current agreements relating to the Business, or with whom the Consultant has dealt, or with whom the Consultant has supervised negotiations or business relations, or about whom the Consultant has acquired Confidential Information in the course of the consulting relationship;

(c) the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by a member of the Group or persuade or attempt to persuade any such individual to terminate his or her employment; and

(d) the Consultant will not directly or indirectly impair or seek to impair any relationships that the Group has with its employees, consultants, customers, suppliers, agents or other parties with which the Group does business or has contractual relations.

ARTICLE 5

TERM

5.1 Term

The term of this Agreement (the "Term") will be one year commencing on the Commencement Date and ending on June 30, 2003. This Agreement will automatically terminate on the last day of the Term.

5.2 Termination -prior to Expiry Date

The Consultant may, at any time prior to the last 30 days of the Term., give 30 days' advance written notice to the Company of his intention to terminate this Agreement and on the expiration of such period this Agreement will be terminated. Such notice may expire on any day of the month and any fees payable hereunder will be proportioned to the date of such termination.

The Company may terminate this Agreement at any time prior to the end of the Term, effective immediately upon delivery of written notice, provided that the notice is accompanied by a lump sum payment equal to:

(a) three months' fees if the written notice is delivered before January 1, 2003; or

(b) if the written notice is delivered on or after January 1, 2003, the lesser of (1) six months' fees; and (ii) the fees that the Company otherwise would have paid the Consultant through to the end of the Term.

For the purposes of this section, fees means fees at the rate the Consultant is being paid at the time that written notice is delivered.

5.3 Termination with Event

Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement effective immediately upon delivery of written notice, upon the occurrence of any of the following events:

(a) the Consultant's commission of a crime that relates directly to the provision of the Services, or any act by the Consultant involving money or other property of the Group or customer of the Group that would constitute a crime in the jurisdiction involved; or

(b) any material breach by the Consultant of any of the terms of this Agreement that remains uncured after the expiration of ten days following the delivery of written notice of such breach to the Consultant by the Company.

Any fees payable hereunder will be proportioned to the date of such termination.

5.4 Return of Property

Upon termination of this Agreement, the Consultant will return to the Company all Group property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in the Consultant's possession or control pertaining to provision of the Services, without retaining any copies or records of any Confidential Information whatsoever.

ARTICLE 6

GENERAL

6.1 Arbitration

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre. The appointing authorities will be the British Columbia International Commercial Arbitration Centre. The case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases Under the BCICAC Rules". The place of arbitration will be Vancouver, British Columbia, Canada.

6.2 Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or taxing same to the Company or the Consultant, as the case may be, as follows:

(a) To the Consultant at:

1679 Eaglecliff Road Box 253
Bowen Island, British Columbia
V0N 1G0

Fax No.: (604) 947-0125

(b) To the Company at:

c/o 21 00 - 1111 West Georgia Street
Vancouver, British Columbia
V6E 4M3

Attention: Paul MacNeill

Fax No.: (604) 661-1669

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Any party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

6.3 Waiver

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

6.4 Enurement

This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

6.5 Survival of Terms

The provisions of Article 1, Article 3, Article 4, Article 5 and sections 2.6, 2.7, 2.8, 2.9, 2.12 and 6.5 of this Agreement will survive the termination of this Agreement and the consulting relationship.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Entrée Resources Inc.

Per:

/s/ signed
Authorized Signatory

SIGNED, SEALED & DELIVERED

by Greg Crowe
in the presence of:

/s/ Francis Yungwirth
Signature of Witness

Name of Witness: F. Yungwirth

Address of Witness: 67 Third Ave

Timmins, ON P4N 1C2

Occupation of Witness: Solicitor

/s/ Greg Crowe
Greg Crowe